EXHIBIT 99.10

CONSENT OF STIKEMAN ELLIOTT LLP

We hereby consent to the use of our name in the first and second paragraphs under the heading “Legal Opinions” in the prospectus supplement dated March 26, 2014 to the prospectus dated July 20, 2012 relating to securities issued pursuant to Registration Statement No. 333-182717 of Export Development Canada.

/s/ Stikeman Elliott LLP
Stikeman Elliott LLP

April 1, 2014